June 5, 2007
CONFIDENTIAL
Mr. Ron Zwanziger
Chief Executive Officer
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Mr. David Teitel
Chief Financial Officer
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Re:      Commitment Letter for $1.05 billion First Lien Senior Secured Credit Facility and $200 million Second Lien Senior Secured Term Loan Facility
Dear Gentlemen:
You have advised General Electric Capital Corporation (“GE Capital” or “Agent”) and UBS Loan Finance LLC (“UBS”, and together with GE Capital, “we”, “us” or “our”) that Inverness Medical Innovations, Inc. (“Innovations” or “you”) is seeking, on behalf of a wholly-owned subsidiary to be formed as a limited liability company under the laws of Delaware on terms satisfactory to us (such subsidiary being referred to herein as the “Borrower”), not in excess of $1.25 billion of financing (the “Financing”) (i) partially to finance the proposed all cash acquisition (the “Acquisition”) by a subsidiary of Innovations (“Acquisition Co.”) of all of the issued and outstanding stock (the “Shares”) of BioSite Incorporated (the “Target”), (ii) to refinance existing indebtedness of Innovations and its subsidiaries and (iii) for general working capital purposes, capital expenditures, permitted acquisitions and other general corporate purposes as provided for in the definitive Financing documentation. It is further our understanding that the Acquisition will be consummated by Acquisition Co. pursuant to the Agreement and Plan of Merger dated as of May 17, 2007 (including all annexes and exhibits thereto, the “Acquisition Agreement”) among Innovations, Acquisition Co. and the Target and pursuant to which Acquisition Co. has commenced a tender offer (the “Tender Offer”) for the Shares. The Tender Offer is conditioned upon not less than a majority (calculated on a fully diluted basis) of such Shares and not less than a majority of the voting power of the outstanding shares of capital stock of the Target entitled to vote in the election of directors being validly tendered and not withdrawn. If the Tender Offer, together with any exercise of the “top-up option,” does not result in Acquisition Co. acquiring 90% or more of the Shares (or such other amount as is sufficient for Acquisition Co. to effect a “short form” merger under the Delaware General Corporation Law (such amount, the “Minimum Condition”)), then Acquisition Co. will acquire 100% of the outstanding capital stock of the Target through a merger of Acquisition Co. with and into the Target (the “Two-Step Merger”) pursuant to the Acquisition Agreement. If the Minimum Condition is satisfied, immediately following completion of the Tender Offer, the Target will be merged with and into Acquisition Co. (the “One-Step Merger”; the One-Step Merger or the Two-Step Merger, as applicable, the “Merger”) pursuant to a short-form merger under Section 253 of the Delaware General Corporation Law. References herein to the “Transaction” shall include the Acquisition effected by the Tender Offer and the Merger, the financings described herein and all other transactions related to the Acquisition, the Tender Offer and the Merger and such financings.
You have advised us that, upon consummation of the Acquisition, the Target will become a wholly owned direct or indirect subsidiary of Innovations, and substantially all the existing indebtedness of the Target and its subsidiaries will be repaid. In addition, we anticipate that upon the closing of the Transaction that, in addition to the Financing, the capital structure of Innovations and its subsidiaries shall consist of: (i) approximately $19 million of equipment financing notes and other debt issued by Innovations, the Target and their respective subsidiaries, and (ii) your 3.0% senior subordinated convertible notes due 2016 in a principal amount of $150 million (the “Senior Subordinated Convertible Notes”).
You have asked that the Financing include: (i) a $1.05 billion first lien senior secured credit facility (the “First Lien Credit Facility”) consisting of a $150 million revolving facility (the “Revolver”) and a $900 million Term Loan B facility (the “Term Loan B”), and (ii) a $200 million second lien senior secured credit facility (the “Second Lien Term Facility”, and together with the First Lien Credit Facility, collectively, the “Facilities”). Based on our understanding of the Transaction as described above and the information which you have provided to us to date, (a) GE Capital is pleased to offer, directly or through an affiliate, its commitment to provide a portion of the Financing in the amount of $100 million of the Revolver, $792.5 million of the Term Loan B, and $74 million of the Second Lien Term Facility as described herein and (b) UBS is pleased to offer, directly or through an affiliate, its commitment to provide a portion of the Financing in the amount of $50 million of the Revolver, $107.5 million of the Term Loan B, and $126 million of the Second Lien Term Facility as described herein, in each case, subject to the terms and conditions outlined in the Summaries of Terms attached hereto as Exhibits A and B (the “Term Sheets”, and together with this cover letter, this “Commitment Letter”).
Syndication.
Each of GE Capital and UBS intends and reserves the right, prior to or after the execution of definitive documentation for the Financing (the “Financing Documentation”), to syndicate all or a portion of its commitments under this Commitment Letter or its loans and commitments under the Financing Documentation, as the case may be, to one or more financial institutions that will become parties to such Financing Documentation pursuant to a syndication to be managed by GE Capital Markets, Inc. (“GECM”) and UBS Securities LLC (“UBSS”) (GE Capital, UBS, UBSS and such financial institutions so becoming parties to such Financing Documentation being collectively referred to as the “Lenders”). The syndication of all or a portion of each of GE Capital’s and UBS’ commitments and/or loans under the First Lien Financing is hereafter referred to as the “First Lien Syndication” and the syndication of all or a portion of each of GE Capital’s and UBS’ commitments and/or loans under the Second Lien Financing is hereinafter referred to as the “Second Lien Syndication”, together with the First Lien Syndication, the “Primary Syndication”.
GECM will be “on the Left” in all marketing materials and other documentation used in connection with the First Lien Credit Facility and will commence the First Lien Syndication at a time mutually agreed upon by GECM and Innovations and UBSS will be “on the Left” in all marketing materials and other documentation used in connection with the Second Lien Term Facility and will commence the Second Lien Syndication at a time mutually agreed upon by UBSS and Innovations. It is understood and agreed that GECM will, in consultation with UBSS and with Innovations, manage and control all aspects of the applicable First Lien Syndication, and UBSS will, in consultation with GECM and Innovations, manage and control all aspects of the Second Lien Syndication, respectively, including in each case, subject to the other provisions herein, the selection of the potential other Lenders, determination of when GECM or UBSS, as applicable, will approach potential other Lenders and the time of acceptance of the other Lenders’ commitments, any naming rights, titles or roles to be awarded to the other Lenders, and the final allocations of the commitments among the other Lenders. It is further understood and agreed that (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles, names or roles conferred to any other Lender or any other person or entity, by Innovations or the Borrower in respect of the Financing, (ii) the amount and distribution of fees among the other Lenders for the First Lien Syndication will be at GECM’s discretion (in consultation with UBSS) (iii) the amount and distribution of fees among the other Lenders for the Second Lien Syndication will be at UBSS’ discretion (in consultation with GECM) and (iii) no other Lender will be offered by, or receive from, Innovations or the Borrower compensation of any kind for its participation in the Financing, in each case except as expressly provided for in this Commitment Letter or the Fee Letter or with the prior written consent of GECM, in the case of the First Lien Syndication, and UBSS, in the case of the Second Lien Syndication. GECM and UBSS shall have also been afforded twenty (20) days following your written authorization for the release of the confidential information memorandum prepared as part of the Evaluation Materials (as defined below) and the obtaining of ratings for the Financing from Moody’s Investor Services, Inc. and Standard & Poor’s and immediately prior to the date of closing of the Financing to complete the Primary Syndication.
In connection with the Primary Syndication, GECM and UBSS each agree, or shall cause its respective affiliates, to manage the syndication process such that during the Primary Syndication (i) with respect to every dollar syndicated in respect of the Term Loan B, each such dollar shall reduce each of GE Capital’s and UBS’ Term Loan B commitments and/or loans on a pro rata basis (determined based on the amount of each such commitment and/or loan of GE Capital and UBS) until such time as GE Capital’s Term Loan B commitment and/or loan is reduced to $50 million, and for each dollar syndicated thereafter, to reduce UBS’ Term Loan B commitment and/or loan until such time as UBS’ Term Loan B commitment and/or loan is reduced to $0, (ii) with respect to every dollar syndicated of the Revolver commitments, each such dollar shall reduce each of GE Capital’s and UBS’s Revolver commitments on a pro rata basis (determined based on the amount of each such Revolver commitment of GE Capital and UBS), and (iii) with respect to every dollar syndicated of the Second Lien Term Facility commitments, each such dollar shall reduce each of GE Capital’s and UBS’s Second Lien Term Facility commitments on a pro rata basis (determined based on the amount of each such Second Lien Term Facility commitment of GE Capital and UBS).

Innovations agrees to provide reasonable assistance and cooperation (and to use commercially reasonable efforts to cause the Target, each of their respective affiliates and all other necessary persons to assist and cooperate) with GE Capital, GECM, UBS and UBSS in connection with the Primary Syndication. Such assistance shall include, without limitation (a) promptly preparing and providing to GE Capital, GECM, UBS and UBSS all information with respect to Innovations, the Borrower, the Target and their respective subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as GE Capital, GECM, UBSS and UBS may reasonably request in connection with the Primary Syndication, (b) participating in Lender and other relevant meetings (including meetings with rating agencies), (c) providing direct contact during the Primary Syndication between Innovations’ senior management, representatives and advisors and those of the Target with potential Lenders, (d) using your commercially reasonable efforts to ensure that GECM’s and UBSS’ syndication efforts benefit from your and the Target’s existing banking relationships, and (e) assisting GECM and UBSS in the preparation of confidential information memoranda, presentations and other information materials regarding the Financing to be used in connection with the Primary Syndication and confirming (and use commercially reasonable efforts to cause the Target to confirm, but only with respect to such materials relating to the Target), prior to such materials being made available to potential Lenders, that such materials are correct in all material respects and do not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. Innovations also agrees that at its expense, it will work with GE Capital and UBS to procure a rating for the Financing from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.
Until the completion of the Primary Syndication (as determined by GECM and UBSS), Innovations and the Borrower shall not (and shall cause their affiliates and use commercially reasonable efforts to cause the Target and its subsidiaries not to), without the prior written consent of GECM and UBSS, offer, issue, place, syndicate or arrange any debt securities or debt facilities (including any renewals, restatements, restructurings or refinancing of any existing debt securities or debt facilities), attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing. GECM and UBSS agree to consult with each other in connection with First Lien Syndication and the Second Lien Syndication.
Information.
You hereby represent that: (a) all information other than the Projections (the “Information”) that has been or will be made available to GE Capital, UBS, UBSS and GECM by you or any of your affiliates or representatives is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions. You agree that if at any time prior to the closing of the Financing any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the

Information or the Projections, as the case may be, so that such representations will be correct under those circumstances. You understand that in arranging and syndicating the Financing we may use and rely on the Information and Projections without independent verification thereof.
Innovations hereby authorizes and agrees, on behalf of itself, the Target, and their respective affiliates, that the Information, the Projections and all other information provided by or on behalf of Innovations and the Borrower to GE Capital, UBS, UBSS and GECM regarding the Transaction, Innovations and the Borrower, the Target and their respective affiliates in connection with the Financing (collectively, the “Evaluation Material”) may be disseminated by or on behalf of GE Capital, UBS, UBSS and GECM, and made available, to potential other Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with GECM’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential Lender or other meetings). Innovations hereby further authorizes GECM and UBSS to download copies of Innovations’ and the Borrower’s and the Target’s logos from their respective websites and post copies thereof on an Intralinks® workspace and use the logos on any confidential information memoranda, presentations and other marketing and materials prepared in connection with the Primary Syndication.
At GECM’s or UBSS’ request, Innovations agrees to assist (and shall use its commercially reasonable efforts to cause Target to assist) in the preparation of a version of the information memorandum, presentation and other information materials regarding the Financing consisting exclusively of information that is either publicly available or not material with respect to Innovations, the Target, their respective affiliates and any of their respective securities for purposes of United States federal and state securities laws. You also hereby agree that (i) you will identify (and cause the Target to identify) and clearly and conspicuously mark that portion of the Evaluation Materials (other than Evaluation Materials which have previously been filed with the Securities and Exchange Commission) that do not contain any material non-public information with respect to Innovations and the Borrower or the Target or their securities for purposes of United States federal and state securities laws as “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (ii) by marking Evaluation Materials as “PUBLIC” or by publicly filing any Evaluation Materials with the Securities and Exchange Commission, GE Capital, UBS, UBSS, GECM and the other potential Lenders shall be entitled to treat such Evaluation Materials as not containing any material non-public information with respect to Innovations and the Borrower or the Target or their securities for purposes of United States federal and state securities laws.
Fee Letter.
As consideration for our commitments hereunder and GECM’s and UBSS’ agreement to structure, arrange and syndicate the Financing, you agree to pay GE Capital and UBS the fees as set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Financing (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

Conditions.
The commitments of GE Capital and UBS hereunder, and the agreement of GECM and UBSS to provide the services described herein, are subject to the following: (i) the absence of a “Company Material Adverse Effect” (as defined in the Acquisition Agreement), (ii) (a) the accuracy and completeness in all material respects of all representations that you make to us (subject to clause (x) below), (b) your compliance in all material respects with the terms of this Commitment Letter and (c) your compliance in all material respects with the terms of the Fee Letter relating to the payment of fees and expenses and the terms of the syndication “flex” and (iii) the negotiation, execution and delivery of the Financing Documentation, which shall, in each case, be consistent with the Term Sheets as further set forth therein (provided, that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any exhibit, annex or schedule hereto or thereto or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (x) the only representations relating to Innovations, the Borrower, the Target, their respective subsidiaries and their businesses the making of which shall be a condition to availability of the Financing on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement, as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations and (y) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Financing on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied, (iv) the initial funding occurring simultaneously with the date that Acquisition Co. acquires the Shares of the Target pursuant to the Tender Offer, and (v) the other conditions set forth in the Term Sheets. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of GE Capital, UBS and you; provided, that such approvals and agreements shall be in a manner that is consistent with the Term Sheets. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing Documentation relating to corporate power and authority, due authorization, execution and delivery of the Financing Documentation, no conflicts with material contractual restrictions, the enforceability of the Financing Documentation, Federal Reserve margin regulations and the Investment Company Act.
Expenses.
By signing this Commitment Letter, regardless of whether the Financing closes, you agree to pay upon demand to GE Capital, UBS, UBSS and GECM all fees and expenses (including, but not limited to, all reasonable costs and fees of external legal counsel, environmental consultants, appraisers, auditors and other consultants and advisors, due diligence reports, escrow costs (if applicable), recording and transfer fees and taxes, title charges and survey costs) incurred in connection with this Commitment Letter, the Fee Letter, the Transaction and the Financing (and the negotiation, documentation, closing and syndication thereof).
Confidentiality.
GE Capital and UBS are delivering this Commitment Letter to you with the understanding that you will not disclose the contents of this Commitment Letter, the Fee Letter, or GE Capital’s

UBS’, UBSS’ or GECM’s involvement or interest in providing and arranging the Financing to any third party (including, without limitation, any financial institution or intermediary) without GE Capital’s and UBS’ prior written consent other than to (a) those individuals who are your directors, officers, employees or advisors in connection with the Transaction; provided, that this Commitment Letter (but not the Fee Letter) may also be disclosed to the Target’s directors, officers, employees or advisors (provided you agree to provide to GE Capital and UBS final executed versions of any proposal letter, commitment letter or similar documentation (but not any fee letter) provided in connection with the Transaction by any such holder to you or any of your affiliates), and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform GE Capital and UBS promptly thereof). You agree to inform all such persons who receive information concerning GE Capital, UBS, UBSS, GECM, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person, it being understood that the Target may disclose this Commitment Letter without limitation, including to Beckman Coulter, Inc. and its representatives, in the Target’s filings with the Securities Exchange Commission and in press releases. The foregoing notwithstanding, upon GE Capital’s and UBS’ prior written approval, you may (i) disclose to anyone, including the general public, the existence of a $1.25 billion commitment letter from GE Capital and UBS to finance a proposed acquisition of Target, without providing any further details regarding the terms of the Commitment Letter, the Fee Letter, or the details thereof and (ii) disclose this Commitment Letter, but not the Fee Letter, pursuant to legally required disclosure in connection with the Acquisition. Each of GE Capital and UBS reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that you prepare or that is prepared on your behalf that contain GE Capital’s or UBS’ or any their respective affiliate’s name or describe GE Capital’s or UBS’ financing commitment or GECM’s and UBSS’ respective roles and activities with respect to the Financing; provided, that GE Capital and UBS shall not prohibit any such disclosure that is, in your reasonable discretion, required by law; provided, further, that GE Capital and UBS shall each have the right to approve (which approval shall not be unreasonably withheld or delayed) the content of any such disclosure related to the Acquisition.
Indemnity.
Regardless of whether the Financing closes, you agree to (a) indemnify, defend and hold each of GE Capital, UBS, UBSS, GECM, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind (including, without limitation, any environmental liabilities) which may be incurred by, or asserted against, any such Indemnified Person in connection with, arising out of, or relating to, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter, any other transaction related thereto and any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto, and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnified Person. Under no circumstances shall GE Capital, UBS, UBSS, GECM or any of their respective affiliates be liable for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter and any other transaction related thereto. Furthermore, none of GE Capital, UBS, UBSS, GECM or any of their respective affiliates shall have any liability for any damages arising from the use of information or other materials obtained through electronic, telecommunications or other information transmission systems, other than as may result from the gross negligence or willful misconduct of GE Capital, UBS, UBSS, GECM or any of their respective affiliates as determined by a final, non-appealable judgment of a court of competent jurisdiction.
Sharing Information; Absence of Fiduciary Relationship.
You acknowledge that GE Capital, UBS, UBSS, GECM and their affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of GE Capital, UBS, UBSS, GECM or any of their respective affiliates will furnish confidential information obtained from you, the Target, and your and their respective officers, directors, employees, attorneys, accountants or other advisors by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies. You also acknowledge that none of GE Capital, UBS, UBSS, GECM or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or furnish to you, the Target and your and their respective officers, directors, employees, attorneys, accountants or other advisors, confidential information obtained by GE Capital, UBS, UBSS, GECM or any of their respective affiliates from other companies. Notwithstanding anything to the contrary contained herein, GE Capital acknowledges that its affiliate, GE Healthcare Financial Services, Inc. (“GEHFS”), and UBS acknowledges that any of its affiliates operating in the healthcare market, will not act on behalf of a company other than Innovations or its affiliates in connection with the Acquisition in any manner which conflicts with the interests of Innovations and its affiliates; provided, that (i) the foregoing shall in no way limit the activities of GE Capital or any of its affiliates (other than GEHFS) or UBS or any of its affiliates (other than such affiliates in the healthcare market) and (ii) the restrictions on GEHFS’ and such UBS healthcare affiliates’ activities set forth in this sentence shall have no further force or effect upon expiration or termination of the commitment provided for herein.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, GE Capital, UBS, UBSS, or GECM has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether GE Capital, UBS, UBSS, GECM and/or their respective affiliates have advised or are advising you on other matters and (b) you will not bring or otherwise assert any claim against GE Capital, UBS, UBSS or GECM for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of

GE Capital, UBS, UBSS or GECM shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
Assignments and Amendments.
This Commitment Letter shall not be assignable by you without the prior written consent of GE Capital and UBS (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. Each of GE Capital and UBS may transfer and assign its commitment hereunder, in whole or in part, to any of its affiliates or to any other prospective Lender in connection with the Primary Syndication or otherwise. Upon such assignment, GE Capital or UBS shall be released from the portion of its commitment hereunder that has, as the case may be, been so transferred and assigned with the consent of Innovations (not to be unreasonably withheld or delayed).
This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, GE Capital and UBS. GE Capital, UBS, UBSS and GECM may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the paragraph entitled “Indemnity” shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.
Counterparts and Governing Law.
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement.
Venue and Submission to Jurisdiction.
You consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, any transaction relating hereto, any other financing related thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that you acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. You expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which either of them may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE FINANCING AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
Survival.
The provisions of this letter set forth under this heading and the headings “Syndication”, “Information”, “Expenses”, “Confidentiality”, “Indemnity”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Financing closes or Financing Documentation shall be executed and delivered; provided that in the event the Financing closes or the Financing Documentation shall be executed and delivered, the provisions under the heading “Syndication” shall survive only until the completion of the First Lien Syndication (as determined by GECM) and the Second Lien Syndication (as determined by UBSS).
Integration.
This Commitment Letter and the Fee Letter supersede in their entirety any and all discussions, negotiations, understandings or agreements (including, without limitation, (a) that certain Commitment Letter dated May 14, 2007 issued by GE Capital and UBS to Innovations, and (b) that certain Fee Letter dated May 14, 2007 between GE Capital, UBS and Innovations), written or oral, express or implied, between or among the parties hereto (either individually or collectively) and any other person as to the subject matter hereof. In addition, this Commitment Letter and the Fee Letter replace in their entirety the Commitment Letter and Fee Letter each dated May 14, 2007 among the parties hereto relating to an up to $450 million senior subordinated unsecured bridge loan facility, and all parties hereto agree that such letters shall be of no force or effect once this Commitment Letter and the Fee Letter are fully executed.
Patriot Act.
GE Capital and UBS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.
Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to each of GE Capital and UBS such signature pages to this Commitment Letter and the Fee Letter by 5:00 p.m., New York time on June 5, 2007. Unless extended in writing by GE Capital and UBS (which extension may be granted or withheld by GE Capital and UBS in their sole discretion), the commitments contained herein shall expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above together with the payment of all fees required to be paid under the Fee Letter upon the acceptance of the Commitment Letter, (b) the termination of the Acquisition Agreement, and (c) at 5:00 p.m. New York time on September 30, 2007, unless the transactions contemplated and described by this Commitment Letter are consummated on or before that date on the terms, and subject to the conditions, contained herein.
[Remainder of Page Intentionally Left Blank]

Sincerely, GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Andrew Moore
	Name:	Andrew Moore
Its: Duly Authorized Signatory

UBS LOAN FINANCE LLC
By:	/s/ James Boland
	Name:	James Boland
Its: Managing Director

By:	/s/ Eric Bootsma
	Name:	Eric Bootsma
Its: Director & Counsel Region Americas Legal

AGREED AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE
INVERNESS MEDICAL
INNOVATIONS, INC.

By:	/s/ David Teitel
	Name:	David Teitel
	Its:	CFO

EXHIBIT A
SUMMARY OF TERMS
$1.05 Billion First Lien Senior Secured Credit Facility
for
Inverness Medical Innovations, Inc.
June 5, 20071

ADMINISTRATIVE AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”).

JOINT LEAD ARRANGERS:	GE Capital Markets, Inc. and UBS Securities LLC

SOLE BOOKRUNNER:	GE Capital Markets, Inc.

SYNDICATION AGENT	UBS Securities LLC

LENDERS:	GE Capital, UBS and other lenders acceptable to Agent.

BORROWER:	A wholly-owned subsidiary of Inverness Medical Innovations, Inc. (“Innovations”) to be formed as a limited liability company under the laws of Delaware on terms satisfactory to Agent (the “Borrower”). The Borrower and the Guarantors (as defined below) are collectively referred to herein as the “Credit Parties”.

GUARANTORS:	Innovations and all of the U.S. subsidiaries of Innovations (other than the Borrower) after giving effect to the Acquisition other than SelfCare-PBM, LLC and Inverness Medical Investments, LLC (collectively, the “Guarantors”). There shall be no guarantees from the Target or its subsidiaries prior to the Merger Funding Date (as hereinafter defined).

SUMMARY OF TERMS FOR REVOLVER

[1]	Defined terms not otherwise defined herein shall have the meaning ascribed to such terms in the letter to which this Summary of Terms is attached.

MAXIMUM AMOUNT:	$150 million (including a Letter of Credit Subfacility of up to an amount to be determined). Letters of Credit will be issued either by a bank and/or by GE Capital and/or one of its affiliates on terms acceptable to Agent, and will be guaranteed or otherwise backed by the Revolver lenders. The Revolver commitment will also include a swing line subfacility of up to an amount to be determined.

CLOSING DATE; TERM:	Commencing on the date the Financing is consummated (the “Closing Date”) which shall be the date the that Acquisition Co. acquires the Shares of Target pursuant to the Tender Offer, and ending on the sixth anniversary of the Closing Date (the “Maturity Date”).

MERGER FUNDING DATE:	The date on which an extension of credit under the Financing is made to consummate the Merger (such date being the “Merger Funding Date”).

SUMMARY OF TERMS FOR TERM LOAN B

AMOUNT:	An amount not to exceed $900 million to be advanced on the Closing Date (the “Term Loan B Commitment”).

TERM:	Commencing on the Closing Date and ending on the seventh anniversary thereof (the “Term Loan B Termination Date”).

AMORTIZATION:	Amortization payable in quarterly installments equal to 0.25% of the Term Loan B Commitment, with the remaining outstanding principal and accrued interest thereon due and payable on the maturity date of the Term Loan B.

SUMMARY TERMS FOR INCREMENTAL FACILITY:	Borrower shall have the right to increase the size of Term Loan B (the “Incremental Facility”) at Agent’s and Borrower’s mutual agreement, in an aggregate amount up to (i) $100 million at any time on or before the Maturity Date if the Second Lien Term Facility is outstanding or (ii) $200 million at any time on or before the Maturity date if there is a permitted refinancing or termination of the Second Lien Term Facility, provided that, in either (i) or (ii) above, (a) no default or event of default shall have occurred and be continuing, (b) no commitment of any Lender shall be increased without the consent of such Lender, and (c) Borrower will be in pro forma compliance with all financial covenants, and (d) the final maturity date of the Incremental Facility and the weighted average life to maturity thereof shall be no earlier than the final maturity date of the Term Loan B. Borrower will first seek commitments for the Incremental Facility from its existing Lenders and, if thereafter additional Commitments are needed, from new lenders mutually acceptable to Borrower and Administrative Agent. The Incremental Facility shall become part of the First Lien Credit Facilities with mark-to-market pricing (to be determined).

TERMS OF GENERAL APPLICABILITY

USE OF PROCEEDS:	The Revolver and the Term Loan B (collectively, the “First Lien Credit Facility”) made on the Closing Date and the Merger Funding Date will be used to partially finance the Acquisition, to refinance existing Indebtedness of Innovations and its subsidiaries and to fund certain fees and expenses associated with the Transaction and the Financing. Revolving Loans made after the Closing Date will be used for Borrower’s working capital purposes, capital expenditures, permitted acquisitions and other general corporate purposes as provided for in the Financing Documentation.

INTEREST:

Rates:	On the Closing Date and for thirty (30) days after the Merger Funding Date, all Loans will bear interest at a floating rate equal to the Index Rate plus the Applicable Margin(s). Thereafter, at Borrower’s option, all Loans will bear interest at either (a) a floating rate equal to the Index Rate plus the Applicable Margin(s) or (b) absent a default, a fixed rate for periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate (“LIBOR Rate”) plus the Applicable Margin(s).

Payment Dates:	Interest will be payable monthly in arrears for Index Rate loans and at the expiration of each LIBOR period for LIBOR loans.

Other Terms:	All interest will be calculated based on a 360 day year and actual days elapsed; provided, that interest on Index Rate loans will be calculated based on a 365/366 day year and actual days elapsed. The Financing Documentation will contain (a) LIBOR breakage provisions and LIBOR borrowing mechanics, (b) LIBOR Rate definitions, and (c) the Index Rate definition will equal the higher of the prime rate as reported by The Wall Street Journal or the overnight Federal funds rate plus 50 basis points.

INTEREST RATE PROTECTION:	Within a time period to be agreed following the Closing Date, at least 35% of the aggregate principal amount of the total consolidated indebtedness of Innovations and its subsidiaries shall be (a) covered by interest rate protection agreements and/or (b) subject to fixed rate terms, in each case, on terms (including with respect to tenor) and with counterparties, if applicable, reasonably satisfactory to Agent. Any such interest rate protection agreements may be obtained, if requested, through GE Capital or UBS.

APPLICABLE MARGINS:	The following Applicable Margins (consisting of per annum rate margins) shall apply for the loans, as applicable:

	Applicable Revolver Index Margin	1.25%
	Applicable Revolver LIBOR Margin	2.25%
	Applicable Term Loan B Index Margin	1.25%
	Applicable Term Loan B LIBOR Margin	2.25%
	Applicable L/C Margin	2.25%
	Applicable Unused Revolver Fee Margin	0.50%

FEES:	In addition to the fees payable to GE Capital and UBS as specified in the Fee Letter, the following fees will be payable to Agent under the Financing Documentation:

Letter of Credit Fee:	Equal to the Applicable L/C Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the letters of credit under the Revolver, payable monthly in arrears, plus any costs and expenses incurred by Agent in arranging for the issuance or guaranty of Letters of Credit and any charges assessed by the issuing financial institution.

Unused Revolver Fee:	Equal to the Applicable Unused Revolver Fee Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of each of the Revolver, payable monthly in arrears.

DEFAULT RATES:	From and after the occurrence of a default, the interest rates applicable to all Loans and the Letter of Credit Fee will be increased by 2% per annum over the interest rate or Letter of Credit Fee otherwise applicable and such interest and fees will be payable on demand.

SECURITY:	All obligations of Borrower under the First Lien Credit Facility and under any interest rate protection or other hedging arrangements entered into with or supported by a Lender (or any affiliate of any Lender) and of the Guarantors under the guarantees will be secured by a first priority perfected security interests in all existing and after-acquired real and personal property of Borrower and each Guarantor (including (i) to the extent permitted by the Federal Reserve’s Margin Regulations, Acquisition Co. and the Shares of the Target and (ii) on and after the Merger Funding Date, the Target), including, without limitation, 100% (or, in the case of Excluded Foreign Subsidiaries, 66%) of the outstanding equity interests (the “Pledged Stock”) in their subsidiaries that are not Excluded Foreign Subsidiaries (the “Collateral”). The organizational documents of Acquisition Co. will be satisfactory in all respects and will provide that Acquisition Co.’s sole business and activities will be those relating to the Transaction.

The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances customary for a transaction of this nature and otherwise acceptable to the Joint Lead Arrangers (to be set forth in the Financing Documentation).

The liens securing the Second Lien Term Facility will be second in priority to the liens securing the First Lien Credit Facility and any permitted refinancings thereof. The priority of the security interests and related creditor rights between the First Lien Credit Facility and the Second Lien Term Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions reasonably satisfactory to the Joint Lead Arrangers.

“Excluded Foreign Subsidiary” means any non-U.S. subsidiary of Innovations (a) for which the failure to include such subsidiary as an “Excluded Foreign Subsidiary” hereunder would result in materially adverse tax consequences to Borrower, the Guarantors and their subsidiaries (including such subsidiary), taken as a whole and (b) that has not guarantied or pledged any of its assets or suffered a pledge of all of its stock, with substantially similar tax consequences, to secure, directly or indirectly, any indebtedness (other than under the Financing) of Borrower or any Guarantor (excluding such subsidiary).

Agent is authorized to pre-file financing statements and other evidences of liens with respect to all of the Collateral, including “all-assets” filings, if applicable, naming Agent as secured party.

MANDATORY PREPAYMENTS:	Borrower shall make prepayments against principal in the following amounts: (a) subject to threshold amounts and reinvestment provisions to be agreed upon, all net proceeds of any sale or other disposition of any of assets of Innovations, Borrower or any of their respective subsidiaries (other than the sale of inventory in the ordinary course), (b) subject to exceptions for repairs and replacements, all net insurance proceeds or other awards payable in connection with the loss, destruction or condemnation of any assets of Innovations, Borrower or any of their respective subsidiaries, (c) subject to exceptions to be agreed upon, 100% of the net cash proceeds from the sale or issuance of debt securities, (d) annually, 50% of consolidated Excess Cash Flow (with step downs to be mutually agreed upon). The definition of Excess Cash Flow will be mutually agreed upon in the definitive Financing documents.

Mandatory prepayments will be applied to the outstanding Loans: first, ratably to the scheduled installments of Term Loan B, next to the swing line loans, if any, and then to the outstanding principal balance of the Revolver, which shall not effect a permanent reduction to the Revolver, and then to cash collateralize Letters of Credit.

VOLUNTARY PREPAYMENTS:	Borrower may voluntarily prepay all or any portion of the Term Loan B, in minimum amounts of $5 million at any time, upon at least 5 days’ prior written notice. All voluntary prepayments will be accompanied by LIBOR breakage costs, if any.

FINANCIAL REPORTING:	The Financing Documentation will require the Borrower, on a quarterly basis, to provide to Agent and Lenders internally prepared financial statements. Annually, Borrower will be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a communications letter from Innovations’ and Borrower’s auditors. Borrower will provide, on an as requested basis, other information reasonably requested by Agent (or UBS through Agent). All financial statements shall be prepared on a consolidated and consolidating basis in a manner consistent with the information provided pursuant to the existing senior credit facility of Innovations and its subsidiaries but with any changes thereto required by Agent or UBS as a result of the Acquisition. In addition, Borrower will provide to Agent and Lenders information related to any capital call requirements or other obligations to be incurred by Innovations or any of its affiliates in connection with the JV.

DOCUMENTATION:	The Financing Documentation will contain representations and warranties; conditions precedent; affirmative, negative and financial covenants (including, without limitation, minimum interest coverage and maximum total leverage); indemnities; events of default and remedies consistent with the terms hereof. Relevant documents, such as Transaction documents, subordination and intercreditor agreements, equity or stockholder agreements, incentive and employment agreements, tax agreements, other material agreements, and customary closing documentation (including without limitation satisfactory evidence of solvency) to be reasonably acceptable to Agent and UBS.

The Agreement and Plan of Reorganization, by and among, Inverness Medical Innovations, Inc., Iris Merger Sub, Inc. and Cholestech Corporation dated as of June 4, 2007 shall be a permitted acquisition under the Financing Documentation.

Such events of default shall include, without limitation, the following:

(a) exercise of the put option contemplated by certain share purchase arrangements entered into among Innovations and Procter & Gamble in connection with the joint venture (the “JV”) entered into by Innovations and its subsidiaries with Procter & Gamble (the “Put Option”) if an Event of Default exists immediately after giving effect thereto or if the Borrower would not be in compliance with the financial covenants after giving effect thereto (determined for this purpose on a pro forma basis as if the Put Option was consummated on the valuation date of the Put Option or (b) on or before the first anniversary of the Closing Date if the Merger has not been consummated on or before the Closing Date in accordance with the Acquisition Agreement.

ASSIGNMENTS AND PARTICIPATIONS:	Lenders will be permitted to make assignments in minimum amounts that are integral multiples of $1 million (unless such assignment is of a Lender’s entire interest in the Revolver or Term Loan B, as applicable) to other financial institutions acceptable to Agent and, so long as no event of default has occurred and is continuing, Borrower, which acceptances shall not be unreasonably withheld or delayed; provided, however, that neither the approval of Borrower or Agent shall be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders).

OTHER TERMS:	Without limiting any other provision hereof, the Financing Documentation will require, among other things, compliance with covenants pertaining to the following terms and conditions (all in form and substance reasonably satisfactory to Agent and UBS).

	•	Limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between Innovations and its subsidiaries and their officers, directors, employees and affiliates and, subject to exceptions to be agreed upon, intercompany loans among Innovations and its subsidiaries.

	•	Limitations on, or prohibitions of, cash dividends, other distributions to equity holders, payments in respect of second lien debt (other than limited voluntary payments from retained excess cash flow and equity proceeds) and subordinated debt, payment of management fees to affiliates and redemption of common or preferred stock.

	•	Subject to compliance with the Federal Reserve’s Margin Regulations and exceptions to be agreed upon, prohibitions of mergers, acquisitions, sale of any subsidiary of Innovations, its stock or a material portion of its or any of its affiliates assets.

	•	Prohibitions of a direct or indirect change in control of Innovations and its subsidiaries.

	•	Limitations on capital expenditures.

OTHER CONDITIONS:	GE Capital’s and UBS’ commitments with respect to the First Lien Credit Facility are conditioned upon the satisfaction of the conditions set forth on Schedule I hereto as of the Closing Date and the Merger Funding Date (all in form and substance reasonably satisfactory to the Joint Lead Arrangers).

GOVERNING LAW:	New York.

COUNSEL TO AGENT:	Paul, Hastings, Janofsky & Walker LLP.

EXHIBIT B
SUMMARY OF TERMS
$200 Million Second Lien Senior Secured Term Facility
for
Inverness Medical Innovations, Inc.
June 5, 20072

SECOND LIEN ADMINISTRATIVE AGENT:	General Electric Capital Corporation (“GE Capital” or “Second Lien Agent”).

JOINT LEAD ARRANGERS:	UBS Securities LLC and GE Capital Markets, Inc.

SOLE BOOKRUNNER:	UBS Securities LLC

SYNDICATION AGENT	UBS Securities LLC

LENDERS:	GE Capital, UBS and other lenders acceptable to UBSS

BORROWER:	A wholly-owned subsidiary of Inverness Medical Innovations, Inc. (“Innovations”) to be formed as a limited liability company under the laws of Delaware on terms satisfactory to the Joint Lead Arrangers (the “Borrower”). The Borrower and the Guarantors (as defined below) are collectively referred to herein as the “Credit Parties”.

GUARANTORS:	Innovations and all of the U.S. subsidiaries of Innovations (other than the Borrower) after giving effect to the Acquisition other than SelfCare-PBM, LLC and Inverness Medical Investments, LLC (collectively, the “Guarantors”). There shall be no guarantees from the Target or its subsidiaries prior to the Merger Funding Date (as hereinafter defined).

[2]	Defined terms not otherwise defined herein shall have the meaning ascribed to such terms in the letter to which this Summary of Terms is attached.

CLOSING DATE:	Commencing on the date the Financing is consummated (the “Closing Date”) which shall be the date the that Acquisition Co. acquires the Shares of Target pursuant to the Tender Offer.

MERGER FUNDING DATE:	The date on which an extension of credit under the Financing is made to consummate the Merger (such date being the “Merger Funding Date”).

AMOUNT:	A second lien senior secured term loan in an amount not to exceed $200 million to be advanced on the Closing Date (the “Second Lien Term Facility”).

TERM:	Commencing on the Closing Date and ending on the eighth anniversary thereof (the “Second Lien Term Facility Maturity Date”).

AMORTIZATION:	The Second Lien Term Facility shall mature and be payable in full on the Second Lien Term Facility Maturity Date.

TERMS OF GENERAL APPLICABILITY

USE OF PROCEEDS:	The Second Lien Term Facility made on the Closing Date and the Merger Funding Date will be used to partially finance the Acquisition, to refinance existing Indebtedness of Innovations and its subsidiaries and to fund certain fees and expenses associated with the Transaction and the Financing.

INTEREST:

Rates:	On the Closing Date and for thirty (30) days after the Merger Funding Date, the Second Lien Term Facility will bear interest at a floating rate equal to the Index Rate plus the Applicable Margin(s). Thereafter, at Borrower’s option, the Second Lien Term Facility will bear interest at either (a) a floating rate equal to the Index Rate plus the Applicable Margin or (b) absent a default, a fixed rate for periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate (“LIBOR Rate”) plus the Applicable Margin.

Payment Dates:	Interest will be payable monthly in arrears for Index Rate loans and at the expiration of each LIBOR period for LIBOR loans.

Other Terms:	All interest will be calculated based on a 360 day year and actual days elapsed; provided, that interest on Index Rate loans will be calculated based on a 365/366 day year and actual days elapsed. The Financing Documentation will contain (a) LIBOR breakage provisions and LIBOR borrowing mechanics, (b) LIBOR Rate definitions, and (c) the Index Rate definition will equal the higher of the prime rate as reported by The Wall Street Journal or the overnight Federal funds rate plus 50 basis points.

INTEREST RATE PROTECTION:	Within a time period to be agreed following the Closing Date, at least 35% of the aggregate principal amount of the total consolidated indebtedness of Innovations and its subsidiaries shall be (a) covered by interest rate protection agreements and/or (b) subject to fixed rate terms, in each case, on terms (including with respect to tenor) and with counterparties, if applicable, reasonably satisfactory to Second Lien Agent. Any such interest rate protection agreements may be obtained, if requested, through GE Capital or UBS.

APPLICABLE MARGINS:	The following Applicable Margins (consisting of per annum rate margins) shall apply for the Second Lien Term Facility:

	Applicable Index Margin	4.00%
	Applicable LIBOR Margin	5.00%

FEES:	The fees payable to GE Capital and UBS as specified in the Fee Letter.

DEFAULT RATES:	From and after the occurrence of a default, the interest rates applicable to the Second Lien Term Facility will be increased by 2% per annum over the interest rate otherwise applicable and such interest and fees will be payable on demand.

SECURITY:	All obligations of Borrower under the Second Lien Term Facility and of the Guarantors under the guarantees will be secured by a perfected security interests in the same collateral securing the First Lien

Credit Facility (the “Collateral”), except that the liens securing the Second Lien Term Facility will be second in priority to the liens securing the First Lien Credit Facility and any permitted refinancings thereof. The priority of the security interests and related creditor rights between the First Lien Credit Facility and the Second Lien Term Facility will be set forth in an intercreditor agreement on terms and conditions reasonably satisfactory to the Joint Lead Arrangers. The organizational documents of Acquisition Co. will be satisfactory in all respects and will provide that Acquisition Co.’s sole business and activities will be those relating to the Transaction.

The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances customary for a transaction of this nature and otherwise acceptable to Joint Lead Arrangers (to be set forth in the Financing Documentation).

Second Lien Agent is authorized to pre-file financing statements and other evidences of liens with respect to all of the Collateral, including “all-assets” filings, if applicable, naming Second Lien Agent as secured party.

MANDATORY PREPAYMENTS:	In the event that there are no amounts outstanding under the First Lien Credit Facility or such mandatory prepayments are otherwise permitted under the First Lien Credit Facility, Borrower shall make prepayments against principal in the following amounts: (a) subject to threshold amounts and reinvestment provisions to be agreed upon, all net proceeds of any sale or other disposition of any of assets of Innovations, Borrower or any of their respective subsidiaries (other than the sale of inventory in the ordinary course), (b) subject to exceptions for repairs and replacements, all net insurance proceeds or other awards payable in connection with the loss, destruction or condemnation of any assets of Innovations, Borrower or any of their respective subsidiaries, (c) subject to exceptions to be agreed upon, 100% of the net cash proceeds from the sale or issuance of debt securities, and (d) annually, 50% of consolidated Excess Cash Flow.

VOLUNTARY PREPAYMENTS:	In the event that there are no amounts outstanding under the First Lien Credit Facility or such voluntary prepayments (including payments from retained excess cash flow and equity proceeds) are otherwise permitted under the First Lien Credit Facility, Borrower may voluntarily prepay all or any portion of the Second Lien Term Facility, in minimum amounts of $5 million at any time, upon at least 5 days’ prior written notice. All voluntary prepayments will be accompanied by LIBOR breakage costs, if any.

CALL PREMIUM:	In the event all or any portion of the Second Lien Term Facility is voluntarily prepaid or a mandatory payment from the issuance of debt securities, such prepayments shall be made at (i) 102% of the amount repaid if such prepayment occurs on or before the first anniversary of the Closing Date, (ii) 101% of the amount repaid if such prepayment occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date and (iii) 100% thereafter.

FINANCIAL REPORTING:	The Financing Documentation will require the Borrower, on a quarterly basis, to provide to Second Lien Agent and Lenders internally prepared financial statements. Annually, Borrower will be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a communications letter from Innovations’ and Borrower’s auditors. Borrower will provide, on an as requested basis, other information reasonably requested by Second Lien Agent (or UBS through Second Lien Agent). All financial statements shall be prepared on a consolidated and consolidating basis in a manner consistent with the information provided pursuant to the existing senior credit facility of Innovations and its subsidiaries but with any changes thereto required by Second Lien Agent or UBS as a result of the Acquisition. In addition, Borrower will provide to Second Lien Agent and Lenders information related to any capital call requirements or other obligations to be incurred by Innovations or any of its affiliates in connection with the JV.

DOCUMENTATION:	The Financing Documentation will contain representations and warranties; conditions precedent; affirmative, negative and financial covenants (including, without limitation, maximum total leverage); indemnities; events of default and remedies consistent with the terms hereof and substantially identical to the Financing Documentation for the First Lien Credit Facility with such changes as are appropriate for the Second Lien Term Facility (as reasonably determined by the Second Lien Agent and UBS); provided that financial covenant ratios and basket amounts (including, without limitation, amounts of permitted debt) for the Second Lien Term Facility shall be set with a cushion from those applicable to the First Lien Credit Facility, and covenants and events of default will in any event be less restrictive than those set forth in the Financing Documentation for the First Lien Credit Facility. Relevant documents, such as Transaction documents, subordination and intercreditor agreements, equity or stockholder agreements, incentive and employment agreements, tax agreements, other material agreements, and customary closing documentation (including without limitation satisfactory evidence of solvency) to be reasonably acceptable to Second Lien Agent and UBS.

The Agreement and Plan of Reorganization, by and among, Inverness Medical Innovations, Inc., Iris Merger Sub, Inc. and Cholestech Corporation dated as of June 4, 2007 shall be a permitted acquisition under the Financing Documentation.

Such events of default shall include, without limitation, the following:

(a) exercise of the put option contemplated by certain share purchase arrangements entered into among Innovations and Procter & Gamble in connection with the joint venture (the “JV”) entered into by Innovations and its subsidiaries with Procter & Gamble (the “Put Option”) if an Event of Default exists immediately after giving effect thereto or if the Borrower would not be in compliance with the financial covenants after giving effect thereto (determined for this purpose on a pro forma basis as if the Put Option was consummated on the valuation date of the Put Option or (b) on or before the first anniversary of the Closing Date if the Merger has not been consummated on or before the Closing Date in accordance with the Acquisition Agreement.

ASSIGNMENTS AND PARTICIPATIONS:	Lenders will be permitted to make assignments in minimum amounts that are integral multiples of $1 million (unless such assignment is of a Lender’s entire interest in the Second Lien Term Facility) to other financial institutions acceptable to Second Lien Agent and, so long as no event of default has occurred and is continuing, Borrower, which acceptances shall not be unreasonably withheld or delayed; provided, however, that neither the approval of Borrower or Second Lien Agent shall be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders).

OTHER TERMS:	Without limiting any other provision hereof, the Financing Documentation will require, among other things, compliance with covenants pertaining to the following terms and conditions (all in form and substance reasonably satisfactory to Second Lien Agent and UBS).

	•	Limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between Innovations and its subsidiaries and their officers, directors, employees and affiliates and, subject to exceptions to be agreed upon, intercompany loans among Innovations and its subsidiaries.

	•	Limitations on, or prohibitions of, cash dividends, other distributions to equity holders, payments in respect of subordinated debt, payment of management fees to affiliates and redemption of common or preferred stock.

	•	Subject to compliance with the Federal Reserve’s Margin Regulations and exceptions to be agreed upon, prohibitions of mergers, acquisitions, sale of any subsidiary of Innovations, its stock or a material portion of its or any of its affiliates assets.

	•	Prohibitions of a direct or indirect change in control of Innovations and its subsidiaries.

	•	Limitations on capital expenditures.

OTHER CONDITIONS:	GE Capital’s and UBS’ commitments with respect to the Second Lien Term Facility are conditioned upon the satisfaction of the conditions set forth on Schedule I hereto as of the Closing Date and the Merger Funding Date (all in form and substance reasonably satisfactory to Joint Lead Arrangers).

GOVERNING LAW:	New York.

COUNSEL TO SECOND LIEN AGENT:	Paul, Hastings, Janofsky & Walker LLP.

SCHEDULE I
to
Summaries of Terms
Conditions to Closing Date and the Merger Funding Date
     The availability of each of the Facilities, in addition to the conditions set forth in the Commitment Letter, shall be subject to the satisfaction of the following conditions:
1.	Financing Documentation. With respect to the Financing, all Financing Documentation, including a first lien credit agreement for the First Lien Credit Facility and a second lien credit agreement for the Second Lien Term Facility incorporating substantially the terms and conditions outlined herein and the Intercreditor Agreement, shall be in form and substance reasonably satisfactory to GE Capital and UBS, together with customary closing documentation. There shall exist no uncured material default (subject, in the case of representations, to the Specified Representations) under any of the Financing Documentation and the Specified Representations of Innovations and the Borrower set forth in the Financing Documentation shall be true and correct immediately prior to, and after giving effect to, the extension of credit under the Financing.
2.	Closing Documents. GE Capital and UBS shall have received all customary closing documents and instruments, including (a) reasonably satisfactory opinions of counsel (including local counsel as requested) and (b) such corporate resolutions, certificates and other documents as shall be reasonably requested.
3.	Regulatory Documentation. GE Capital and UBS shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.
4.	Acquisition. The Acquisition Agreement (including all schedules and exhibits thereto) shall not be altered, amended or otherwise changed or supplemented in any material respect from the executed Acquisition Agreement provided to GE Capital and UBS and dated as of May 17, 2007 or any condition therein waived without the prior written consent of the Lenders adversely affected thereby. With respect to the initial extension of credit under the Financing on the Closing Date, the Acceptance Time (as defined in the Acquisition Agreement) shall have occurred (or shall occur concurrently with the initial extension of credit under the Financing on the Closing Date) in accordance with the Acquisition Agreement and in compliance in all material respects with applicable law. With respect to the extension of credit under the Financing on the Merger Funding Date, the Effective Time (as defined in the Acquisition Agreement) shall have occurred (or shall occur concurrently with such extension of credit under the Financing on the Merger Funding Date) in accordance with the Acquisition Agreement and in compliance in all material respects with applicable law.
5.	Indebtedness. After giving effect to the Transaction, Innovations, the Borrower, the Target and their respective subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) the loans and other extensions of credit under the Financing,

(ii) preferred stock outstanding on the date hereof or any right, warrant or other agreement to issue preferred stock outstanding under agreements in effect as of the date hereof, (iii) purchase money indebtedness and capital leases in connection with the acquisition of equipment and real estate used in connection with the business, (iv) any indebtedness in respect of the Senior Subordinated Convertible Notes, and (v) other limited indebtedness for borrowed money to be agreed upon.
6.	Consents. All material governmental consents and approvals required as a condition to the Acquisition under the terms of the Acquisition Agreement shall have been obtained and shall remain in effect and all applicable waiting periods shall have expired or been terminated and all other foreign antitrust and competition approvals required to consummate the Acquisition shall have been obtained (in the case of foreign legal requirements or approvals, only if such legal requirements or approvals: (a) would have suspensory effect, (b) if not obtained would reasonably be expected to result in material limitations on the ownership or operation by the Borrower of the assets of Innovations, the Borrower, and their subsidiaries or the Target or (c) if not obtained, would subject Innovations, the Borrower, Acquisition Co. or the Target to the payment of a material fine or penalty); and no law or regulation shall be applicable in the reasonable judgment of GE Capital or UBS that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Financing.
7.	Costs and Expenses. All costs, fees and expenses of GE Capital and UBS (including the reasonable fees and expenses of counsel for each of GE Capital and UBS) shall have been paid.
8.	Receipt of Pro Forma Financial Statements. Innovations shall have delivered pro forma consolidated balance sheet and related pro forma consolidated statements of income and other pro forma information in conformity with Regulation S-X of Innovations as of and for the twelve-month period ending at the most recent fiscal quarter ending at least 45 days prior to the Closing Date prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case which financial statements shall have been prepared in a manner which is not materially inconsistent with the financial statements or forecasts previously provided to GE Capital and UBS.
9.	Funding of Facilities. Concurrently on the Closing Date with the initial loans under the Facilities, Innovations shall have applied its available cash to the extent necessary to finance the Transactions on the Closing Date and the Merger Funding Date, as applicable.